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                                                                    EXHIBIT 99.1

FRIDAY SEPTEMBER 14, 6:00 PM CENTRAL TIME

COMPANY PRESS RELEASE

SOUTHWEST BANCORPORATION OF TEXAS, INC.
BUYBACK PLAN

Houston, Texas - September 14, 2001 - Southwest Bancorporation of Texas, Inc. (Nasdaq: SWBT), today announced that its Board of Directors approved a plan to repurchase, as conditions warrant, up to 1,000,000 shares of the Company's stock on the open market or in privately negotiated transactions.

The time of purchases and the exact number of shares to be purchased will depend on market conditions. The share repurchase program does not include specific price targets or timetables and may be suspended at any time. Depending on financial and market conditions, the program could be terminated prior to completion.

President and CEO Paul B. Murphy, Jr. stated that this stock repurchase program is being implemented to provide management with an additional tool to optimize the Company's use of equity capital and enhance shareholder value. Southwest's strong capital position and healthy profitability both contributed to the initiation of this stock repurchase program.

Southwest is the parent company of Southwest Bank of Texas N.A., headquartered in Houston, Texas. At June 30, 2001, the Company's total assets were $3.9 billion and shareholders' equity was $331.7 million. A total of 32,863,869 common shares were outstanding at June 30, 2001.

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other non-interest income earned as well as other factors described in the Company's Securities and Exchange filings.